As filed with the Securities and Exchange Commission on October 19, 2011

Registration No. 333-143715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLACKBOARD INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2081178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

650 Massachusetts Ave, NW

Washington, DC 20001

(202) 463-4860

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Michael L. Chasen

Chief Executive Officer

Blackboard Inc.

650 Massachusetts Ave, NW

Washington, D.C. 20001

(202) 463-4860

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew H. Small

Blackboard Inc.

650 Massachusetts Ave, NW

Washington, D.C. 20001

(202) 463-4860

Not Applicable

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, a accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement of Blackboard Inc. (the “Company”) on Form S-3, File No. 333-143715 (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on June 13, 2007, registering $165,000,000 aggregate principal amount of 3.250% Convertible Senior Notes due 2027 (the “Convertible Notes”), convertible into cash and shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and an indeterminate number of shares of Common Stock.

The Convertible Notes in an aggregate principal amount of $164,992,000 were validly surrendered by the holders of the Convertible Notes and repurchased by the Company on July 1, 2011. The Company repurchased the remaining $8,000 aggregate principal amount of the Convertible Notes on August 1, 2011.

Effective as of October 4, 2011, pursuant to the Agreement and Plan of Merger, dated as of June 30, 2011, by and among the Company, Bulldog Holdings, Inc. (f/k/a Bulldog Holdings, LLC) (“Parent”), a Delaware corporation, and Bulldog Acquisition Sub, Inc. (“Acquisition Sub”), a Delaware corporation and wholly owned subsidiary of Parent (the “Merger Agreement”), Acquisition Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the SEC on October 11, 2011.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to existing registration statements including the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and (in accordance with the undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the effective time of this Post-Effective Amendment.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 19th day of October, 2011.

BLACKBOARD INC.

By:	/s/ Michael L. Chasen
Michael L. Chasen
Chief Executive Officer and President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Chasen Michael L. Chasen	Chief Executive Officer, President and Director (Principal Executive Officer)	October 19, 2011

/s/ John E. Kinzer John E. Kinzer	Chief Financial Officer (Principal Financial Officer)	October 19, 2011

/s/ Jonathan R. Walsh Jonathan R. Walsh	Vice President, Finance and Accounting (Principal Accounting Officer)	October 19, 2011

/s/ Steven Alesio Steven Alesio	Chairman of the Board of Directors	October 19, 2011

/s/ Charles Gottdiener Charles Gottdiener	Director	October 19, 2011

/s/ David Phillips David Phillips	Director	October 19, 2011

/s/ Peter Wilde Peter Wilde	Director	October 19, 2011